UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 2, 2009

SHORE BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Maryland	0-22345	52-1974638
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation or organization)		Identification No.)

18 East Dover Street, Easton, Maryland 21601
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (410) 822-1400

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 2.02.	Results of Operation and Financial Condition.

The information required by this item is contained in Item 4.02 of this report and is incorporated herein by reference.

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On July 2, 2009, the Board of Directors of Shore Bancshares, Inc. (the “Company”) concluded that the Company should restate the previously-issued consolidated financial statements that were included in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2009, and that such consolidated financial statements, as well as the Company’s previously issued earnings release for the first quarter of 2009, should no longer be relied upon.

The consolidated financial statements for the fiscal quarter ended March 31, 2009 will be restated to correct the effects of an error in the calculation of the allowance for credit losses made in the March 31, 2009 financial statements.  The error, which was discovered as a result of a recent regulatory examination of one of the Company’s wholly-owned bank subsidiaries, relates to the level of specific reserves necessary for certain collateral dependent loans.  Correction of the error will require the recognition of an additional $1.0 million to the provision for credit losses and the related allowance for credit losses.  As a result of the restatement, the Company’s net income for the first quarter of 2009 will decline by $665,000 (bringing diluted earnings per common share for the quarter to $0.22 from the originally reported $0.30), the provision for credit losses for the first quarter of 2009 will total $1.9 million, and the related allowance for credit losses for the first quarter of 2009 will total $10.7 million.

Authorized officers of the Company have discussed the matters disclosed in this Item 4.02 with Stegman & Company, its independent registered public accounting firm.

The Company will correct this error by filing an amendment to its Quarterly Report on Form 10-Q/A with the Securities and Exchange Commission, which will include restated consolidated financial statements and notes thereto, and a revised discussion of the Company’s financial condition and results of operations for the fiscal quarter ended March 31, 2009.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SHORE BANCSHARES, INC.

Dated: July 7, 2009	By:	/s/ W. Moorhead Vermilye
W. Moorhead Vermilye
President and CEO